EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS'

The Board of Directors
Chadmoore Wireless Group, Inc.

We consent to incorporation by reference in the registration statements (No.33-95408 and No. 33-80405) on Form S-8 of Chadmoore Wireless Group, Inc. of our report dated March 27, 1998, except as to the sixth paragraph of Note 5a which is as of November 13, 1998, relating to the consolidated balance sheet of Chadmoore Wireless Group, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Chadmoore Wireless Group, Inc. Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a deficiency in working capital, and has a deficit accumulated during the development stage that raise substantial doubt about its ability to continue as a going concern. The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                       /s/ KPMG LLP
Las Vegas, Nevada
April 15, 1998